Exhibit 10.103

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made as of November 27, 2012 (the “Effective Date”), by and between NEW AMERICAN THERAPEUTICS INC., a Delaware corporation (“Sublandlord”), and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation (“Subtenant”).

Preliminary Statement

Sublandlord and 4 Becker SPE LLC (the “Landlord”) entered into a Standard Form of Office Lease dated March 22, 2011, by and between Sublandlord and Landlord, as amended by First Amendment to Lease dated November , 2012 (as amended, the “Lease”), with respect to premises consisting of 4,082 rentable square feet on the first (1st) floor as shown on “Exhibit A” to the Lease together with all rights appurtenant set forth in the Lease to the extent incorporated herein and subject to the terms and conditions in the Lease (the “Premises”) in the building (the “Building”) located at 4 Becker Farm Road, Roseland, New Jersey, as more particularly described in the Lease.

Sublandlord desires to sublet to Subtenant, and Subtenant desires to accept from Sublandlord, the Premises (the “Subleased Premises”), on the terms and conditions set forth in this Sublease.

Agreement

In consideration of the mutual covenants of this Sublease and other valuable consideration, the receipt and sufficiency of which Subtenant and Sublandlord hereby acknowledge, Sublandlord and Subtenant agree as follows:

1. Subleased Premises and Furniture. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises subject to the terms and conditions of this Sublease. Sublandlord shall deliver the Subleased Premises to Subtenant on the Commencement Date (as hereinafter defined) in such “AS IS, WHERE IS” condition as exists on the date of this Sublease, free of all occupants other than Subtenant, and free of any furniture, equipment or other personal property except the Personal Property (as defined below). Upon delivery of possession of the Subleased Premises to Subtenant in accordance with the terms hereof, Subtenant shall conclusively be deemed to have accepted the Subleased Premises in the condition delivered and to have acknowledged that the same are in satisfactory to Subtenant in all respects and Sublandlord has no obligation to make any improvements to such portion of the Sublease Premises. Subtenant acknowledges that Sublandlord has made no representations or warranties concerning the Subleased Premises or the Building or their fitness for Subtenant’s purposes, except as expressly set forth in this Sublease.

During the Sublease Term (as defined in Section 2 below), Subtenant shall have the right to use the furniture and equipment owned by Landlord located in the Subleased Premises identified in “Exhibit G” to the Sublease between Gale Real Estate Services Company, L.L.C., as sublandlord, and New American Therapeutics, Inc., as subtenant (the “Landlord Furniture”) and the furniture and equipment owned by Sublandlord located in the Subleased Premises identified on Exhibit A to this Sublease (the “Sublandlord Personal Property”). Subtenant acknowledges and agrees that the Landlord Furniture shall remain the property of Landlord and will be subject to the terms and conditions of Section 55 of the Lease, and Subtenant acknowledges and agrees that the Sublandlord Personal Property shall remain property of Sublandlord and will be subject to the provisions of Section 55 of the Lease.

2. Term. Subject to the satisfaction of the conditions precedent set forth in Section 18 of this Sublease, the term of this Sublease (the “Sublease Term”) shall commence on December 1, 2012 (the “Commencement Date”), and the Sublease Term shall terminate on June 29, 2014 (which Sublandlord and Subtenant acknowledge and agree is one day prior to the end of the term of the Lease), or such sooner date upon which the Sublease Term may expire or terminate under this Sublease, the Lease or pursuant to law (the “Expiration Date”). Notwithstanding anything in this Sublease or the Lease to the contrary, Subtenant shall have no right to extend the Sublease Term beyond June 29, 2014.

3. Use. Subtenant shall use and occupy the Subleased Premises only for the uses permitted under the Lease (the “Permitted Uses”), including, without limitation, Sections 9 and 11 of thereof. Subtenant shall also comply with all laws, regulations and building rules governing or affecting Subtenant’s use of the Subleased Premises, and Subtenant acknowledges that Sublandlord has made no representations or warranties concerning whether the Permitted Uses comply with such laws.

4. Rent.

(a) Commencing on the Rent Commencement Date (as defined below), Subtenant shall pay to Sublandlord rent at an annual rate of $61,230.00 (“Base Rent”), in equal monthly installments of $5,102.50, in advance on the first day of each calendar month during the Sublease Term.

(b) Except as set forth below, no Base Rent shall be due (the “Rent Abatement”) for December 2012 and January 2013 (the “Abatement Months”). Notwithstanding the foregoing, Subtenant shall pay all additional rent and other costs and expenses due by Subtenant under this Sublease accruing during the Abatement Months. The Rent Abatement is conditioned upon Tenant’s not having committed an event of default. If Tenant commits an event of default at any time during the Sublease Term and Sublandlord intends to exercise its remedies set forth in the next sentence, Sublandlord must provide written notice (whether through a standard default notice or otherwise) to Subtenant of its intent to exercise its right of forfeiture with respect to the Rent Abatement. If, after Subtenant’s receipt of such notice, Subtenant fails to cure such monetary or other event of default during any applicable cure period, then (i) Subtenant shall immediately pay to Sublandlord upon demand a sum equal to the pro rata portion of the total amount of Rent Abatement, and (ii) all of the Rent Abatement which has not been used by Subtenant as of the date of the occurrence of such event of default shall thereby automatically terminate and become null and void, and Subtenant shall thereafter pay all Base Rent when due under this Sublease, without regard to the rental abatement provisions of this paragraph. For purposes of this paragraph, the pro rata portion of the total amount of Rent Abatement shall equal the product of (i) the total amount of Rent Abatement received by Tenant and (ii) a fraction, the numerator being the number of months remaining in the Sublease Term from and including the month in which such event of default occurred, and the denominator being the total months of the Sublease Term.

(c) The “Rent Commencement Date” shall be the earlier of (i) the Commencement Date or (ii) if applicable, the date by which Tenant is required to begin the payment of Base Rent pursuant to Section 4(b) above.

(d) The first monthly installment of Base Rent shall be delivered to Sublandlord by Subtenant on or before the Rent Commencement Date. If the Sublease Term includes a partial calendar month Base Rent and Additional Rent for such partial month shall be prorated on a daily basis. The Base Rent shall be paid to Sublandlord at its offices located at the address set forth in Section 15 below, or such other place as Sublandlord may designate in writing, in lawful money of the United States of America. All sums due under this Sublease other than Base Rent shall be deemed “Additional Rent”. Tenant’s covenant to pay Base Rent and Additional Rent shall be independent of every other covenant in this Sublease, and Base Rent and Additional Rent shall be payable without deduction, setoff, or abatement.

(e) Any installment of Base Rent or Additional Rent not paid within three (3) days of the date when due shall bear interest at the lesser of (a) ten percent (10%), or (b) the highest rate permitted by law, from the date due until the date paid. In addition, a late charge of five percent (5%) shall be due on any installment of Base Rent or Additional Rent which is not paid within four (4) days after the due date therefore. The assessment and receipt of late charges and interest as provided above shall be in addition to, and shall in no way be deemed to limit, any other rights and remedies Sublandlord may have under this Sublease or otherwise for non-payment of Base Rent or Additional Rent.

5. Operating Expenses. Taxes and Utilities. Subtenant shall pay all rent (other than the Minimum Rent and Adjusted Minimum Rent (as each is defined in the Lease) and all other charges payable by Sublandlord under the Lease, including, without limitation, all sums payable with respect to the Premises under Section 6 (Taxes; Operating Costs; Reimbursements) and Section 7 (Tenant’s Personal Taxes) of the Lease (collectively, the “Operating Expenses”). All Operating Expenses shall be due to Sublandlord from Subtenant within five (5) days prior to the date Sublandlord is obligated to make payment to Landlord under the Lease. In addition and without limiting the foregoing, Subtenant shall pay the appropriate utility companies or the Landlord, as applicable, for all utilities consumed within the Subleased Premises during the Sublease Term, including, without limitation, any fees incurred by Subtenant for use of the Building HVAC after standard hours pursuant to Section 26 of the Lease. Subtenant’s obligations hereunder shall survive the expiration or earlier termination of this Sublease.

6. Security Deposit. Upon execution of this Sublease by Subtenant, it shall pay to Sublandlord the sum of $10,205.00 (such amount, together with any interest theretofore earned thereon, if any, being herein called the “Security Deposit”) as security for the full and timely payment and performance of Subtenant’s obligations under this Sublease. If Subtenant fails to pay or perform in a full and timely manner any of its obligations under this Sublease beyond all applicable notice and cure periods, Sublandlord may apply all or any portion of the Security Deposit toward curing any such failure and, to the extent such amounts are due and owing to Sublandlord pursuant to the terms of this Sublease, compensating Sublandlord for any loss, damage or expenses arising from such failure. If Sublandlord so applies any portion of the Security Deposit, Subtenant shall immediately pay to Sublandlord the amount necessary to restore the Security Deposit to its original amount, and failure to do so shall automatically be deemed an Event of Default, without the need for additional notice and/or cure periods. Sublandlord may commingle the Security Deposit with Sublandlord’s funds and shall not be obligated to pay interest on the Security Deposit to Subtenant. Within thirty (30) days after the expiration or earlier termination of this Sublease and the vacating of the Subleased Premises by Subtenant in accordance with Section 19 below, Sublandlord shall return any remaining balance of the Security Deposit to Subtenant. If Sublandlord assigns its interest in this Sublease to an assignee that assumes the obligation of Sublandlord in writing and transfers the Security Deposit (or any balance thereof) to its assignee, Subtenant shall look only to such assignee for the application and return of the Security Deposit.

7. Subordination to Lease.

(a) This Sublease is subject and subordinate to the terms and conditions of the Lease and Sublandlord does not purport to convey, and Subtenant does not hereby take, any greater rights in the Sublease Premises than those accorded to or taken by Sublandlord as tenant under the Lease, and Subtenant shall take subject to all rights of Landlord under the Lease. Additionally, the terms of Section 16.7 of the Lease are incorporated herein by reference, and Sublandlord and Subtenant agree to comply with the terms and conditions thereof notwithstanding anything in this Sublease to the contrary. Subtenant shall not cause a default under the Lease or permit its employees, agents, contractors or invitees to cause a default under the Lease. If the Lease terminates before the end of the Sublease Term due to the direct actions of the Sublandlord, Sublandlord shall be liable to Subtenant for only out-of-pocket direct moving expenses associated with moving Subtenant to new space within the State of New Jersey; provided however, that, notwithstanding the foregoing, Sublandlord shall remain liable to Subtenant for out-of-pocket direct damages arising out of any willful termination of the Lease by Sublandlord or any termination of the Lease resulting from an Event of Default by Sublandlord (unless such Event of Default is directly caused by, or is indirectly caused by a material act or omission of, Subtenant) and in no event shall Sublandlord be liable for consequential damages.

(b) Except as otherwise specified in this Sublease, all of the terms and conditions of the Lease are incorporated as a part of this Sublease, but all references in the Lease to “Landlord”, “Tenant”, “Premises”, “Term”, “Minimum Rent”, “Adjusted Minimum Rent”, “Commencement Date”, and “Expiration Date” shall be deemed to refer, respectively, to Sublandlord, Subtenant, Subleased Premises, Sublease Term, Base Rent, Base Rent, Commencement Date, and Expiration Date, as defined in this Sublease. Capitalized terms used but not defined in this Sublease shall have the meaning ascribed to such terms in the Lease. In the event of a conflict or ambiguity between the provisions of the Lease and the provisions of this Sublease, the provisions of this Sublease shall govern and control. To the extent incorporated into this Sublease, Subtenant shall perform the obligations of the Sublandlord, as tenant under the Lease. Notwithstanding any other provision of this Sublease, Sublandlord, as sublandlord under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Landlord, as the landlord under the Lease, but (i) Sublandlord shall have no obligations under this Sublease to perform the obligations of Landlord, as landlord under the Lease, including, without limitation, any obligation to provide services, perform maintenance or repairs, or maintain insurance, and Subtenant shall seek such performance and obtain such services solely from the Landlord; (ii) Sublandlord shall not be bound by any representations or warranties of the Landlord under the Lease; (iii) in any instance where the consent of Landlord is required under the terms of the Lease, the consent of Sublandlord and Landlord shall be required; (iv) Sublandlord shall not be liable to Subtenant for any failure or delay in Landlord’s performance of its obligations, as landlord under the Lease; (v) Subtenant’s liability under this Sublease shall not be limited to its interest in the Building of the Premises, and (vi) Subtenant shall not be entitled to terminate this Sublease or abate the Base Rent or Additional Rent due hereunder. Upon request of Subtenant, Sublandlord shall, at Subtenant’s expense, (x) on behalf of Subtenant, exercise all commercially reasonable rights and remedies available to Sublandlord under the Lease; and (y) use reasonable efforts to cooperate with Subtenant, at Subtenant’s expense, in its efforts to cause Landlord to perform its obligations under the Lease.

(c) Further notwithstanding any contrary provision of this Sublease, the following terms and conditions of the Lease (and references thereto) are not incorporated as provisions of this Sublease: Section 5 (Rent); Section 8 (Security Deposit); Section 16 (Assignment; Subleasing); Section 46 (Brokers); and Section 47 (Notices).

(d) Notwithstanding any contrary provision of this Sublease, (i) in any instances where Landlord, as landlord under the Lease, has a certain period of time in which to notify Sublandlord, as tenant under the Lease, whether Landlord will or will not take some action, Sublandlord, as sublandlord under this Sublease, shall have an additional three-day period after receiving such notice in which to notify Subtenant, (ii) in any instance where Sublandlord, as tenant under the Lease, has a certain period of time in which to notify Landlord, as landlord under the Lease, whether Sublandlord will or will not take some action, Subtenant, as subtenant under this Sublease, must notify Sublandlord, as sublandlord under this Sublease, at least five business days before the end of such period, but in no event shall Subtenant have a period of less than five days in which to notify Sublandlord unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublandlord under the Lease, and (iii) in any instance where a specific grace period is granted to Sublandlord, as subtenant under the Lease, before Sublandlord is considered in default under the Lease,

Subtenant, as tenant under this Sublease, shall be deemed to have a grace period which is three days less than Sublandlord before Subtenant is considered in default under this Sublease; provided, however, that (1) in no event shall any grace period be reduced to less than five days unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublandlord under the Lease, and (2) the provisions of this subparagraph (iii) shall not apply to the grace periods set forth in Section 4 of this Sublease.

8. Assignments and Subleases. Notwithstanding any provision of the Lease incorporated herein to the contrary, Subtenant shall not voluntarily, involuntarily, or by operation of law or otherwise, assign, mortgage, pledge, encumber, transfer or hypothecate this Sublease or sublet, license or permit any other party to use or occupy all or any portion of the Subleased Premises (individually, a “Transfer”) without the prior written consent of Sublandlord and Landlord. Subtenant acknowledges that Landlord may grant or withhold its consent in its sole discretion. If the Landlord grants its written consent to any Transfer, then Sublandlord shall also be required to grant its consent to such Transfer. The term “Transfer” shall include any “subleasing” or “assignment” as each such term is defined in Section 16 of the Lease. Any proposed Transfer must satisfy the requirements of Section 16 of the Lease, and nothing contained herein shall be deemed to limit or amend the rights of Landlord under Section 16 of the Lease. Any attempt by Subtenant to Transfer the Subleased Premises or the Sublease without the prior written consent of both Sublandlord and Landlord shall be void. No consent by the Sublandlord pursuant to this Section shall be deemed a waiver of the obligation to obtain the Sublandlord’s consent on any subsequent occasion; no waiver of the foregoing restrictions or any portion thereof shall constitute a waiver or consent in any other instance; and Subtenant shall remain at all times primarily liable for the performance and payment of all terms, conditions, covenants and agreements contained herein.

9. Insurance. During the Sublease Term, Subtenant shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in Section 30 of the Lease. All commercial general liability insurance policies shall name Landlord, Sublandlord and any other party required by the Lease as additional insureds and shall contain an endorsement that such policies may not be modified or canceled without 30 days prior written notice to Landlord and Sublandlord. Subtenant shall obtain a waiver of subrogation for the benefit of both Sublandlord and Landlord to the extent required of “Tenant” for the benefit of “Landlord” under Section30 of the Lease and Subtenant releases both Sublandlord and Landlord to the same extent “Tenant” releases Landlord under Section30 of the Lease. Subtenant shall promptly pay all insurance premiums and shall provide Sublandlord with certificates reasonably acceptable to Sublandlord evidencing such insurance upon Subtenant’s execution of this Sublease and prior to entering the Subleased Premises.

10. Alterations. Notwithstanding any provisions of the Lease incorporated herein to the contrary, Subtenant shall not make any alterations, improvements or installations in the Subleased Premises without in each instance obtaining the prior written consent of both Landlord and Sublandlord. Subtenant acknowledges that the Landlord and Sublandlord may grant, withhold or condition its consent in its sole discretion. If Sublandlord and Landlord consent to any such alterations, improvements or installations, Subtenant shall perform and complete such alterations, improvements and installations at its expenses, in compliance with applicable laws and in compliance with Section 13 and other applicable provisions of the Lease. If Subtenant performs any alterations, improvements or installations without obtaining the prior written consent of both Landlord and Sublandlord, Sublandlord may remove such alterations, improvements or installations, restore the Subleased Premises and repair any damage arising from such a removal or restoration after providing Subtenant with all appropriate notice and cure periods, and Subtenant shall be liable to Sublandlord for all costs and expenses incurred by Sublandlord in the performance of such removal, repairs or restoration. Notwithstanding any terms herein or incorporated herein by reference to the contrary, Subtenant shall not be obligated to pay Sublandlord any review or approval fees, any construction management or oversight fees, or any other fees in connection with conducting approved alterations to the Sublease Premises; provided, however, that Subtenant shall reimburse Sublandlord such “review fees”, if any, that may be owing to Landlord pursuant to the Lease as a result of any attempts by Subtenant to undertake any alterations to the Subleased Premises.

11. Indemnification. Subtenant agrees to defend, indemnify, and hold Sublandlord, Landlord, and their respective directors, officers, partners, employees, shareholders and agents and their predecessors in interest and successors and assigns harmless, to the extent provided in Section 22 of the Lease. The provisions of this Lease shall survive the expiration or termination of this Lease.

12. Intentionally Deleted.

13. Default. In the event that (i) Subtenant fails to pay any installment of Base Rent or Additional Rent when due hereunder, (ii) Subtenant fails to observe or perform any of the other covenants, conditions or provisions of this Sublease to be observed or performed by Subtenant and fails to cure such default within fifteen (15) days after written notice to Subtenant, or (iii) Subtenant causes an “Event of Default” (as defined in the Lease) under the Lease, Sublandlord shall have all of the rights and remedies available to “Landlord” under the Lease as though Sublandlord were “Landlord” and Subtenant were “Tenant”, including without limitation the rights and remedies set forth in Section 35 of the Lease. The foregoing shall survive the expiration or early termination of this Sublease.

14. Brokers. Sublandlord represents and warrants to Subtenant that it has not dealt with any broker in connection with the consummation of this Sublease. Other than Newmark Real Estate, Subtenant represents and warrants to Sublandlord that it has not dealt with any broker in connection with the consummation of this Sublease. Sublandlord and Subtenant each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the failure of its representation or the breach of its warranty set forth in the previous sentence. The provisions of this Section 14 shall survive the expiration or termination of this Sublease.

15. Notices. All notices and demands under this Sublease shall be in writing and shall be effective (except for notices to Landlord which shall be given in accordance with Section 47 of the Lease) upon the earlier of (i) receipt at the address set forth below by the party being served, or (ii) the next business day after being sent to address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt. A notice given on behalf of a party hereto by its attorney shall be deemed a notice from such party.

If to Landlord:	As required under the Lease.

If to Sublandlord:	780 Third Avenue
New York, NY 10017 Attention: Bryan Sendrowski

If to Subtenant, prior to	240 Cedar Knolls Road, Suite 200
Commencement Date:	Cedar Knolls, NJ 07927
Attention: Michael Garone

If to Subtenant, after	4 Becker Farm Road, First Floor
Commencement Date:	Cedar Knolls, NJ 07927
Attention: Michael Garone

Either party may change its address for notices and demands under this Sublease by notice to the other party.

16. Entire Agreement. This Sublease contains all of the agreements, conditions, warranties and representations relating to the sublease of the Subleased Premises and may be amended or modified only by written instruments executed by both Sublandlord and Subtenant.

17. Authority. Sublandlord and Subtenant each represent and warrant to the other that the individual(s) executing and delivering this Sublease on its behalf is/are duly authorized to do so and that this Sublease is binding on Subtenant and Sublandlord in accordance with its terms. Simultaneously with the execution of this Sublease, Subtenant shall deliver evidence of such authority to Sublandlord in a form reasonably satisfactory to Sublandlord.

18. Condition Precedent. This Sublease, and the rights and obligations of Sublandlord and Subtenant under this Sublease (other than those obligations which arise hereunder prior to the Commencement Date), are subject to the condition that Landlord consent to the subleasing of the Subleased Premises to the extent required under the Lease, and this Sublease shall be effective only upon the receipt by Sublandlord of such consent. Subtenant agrees to join such consent if so requested by Landlord in the form requested by Landlord. In the event such consent is not received by December 15, 2012, Sublandlord shall have the right to rescind its execution of this Sublease, and upon exercise of such right, this Sublease shall be void and the Security Deposit paid on Subtenant’s execution of this Sublease shall be returned to Subtenant.

19. Surrender; Holdover. Upon the expiration of the Sublease Term or earlier termination of this Sublease, Subtenant covenants to quit and surrender to Sublandlord the Subleased Premises, broom clean, in such order and condition as is required under the Lease at the expiration of the Lease term, ordinary wear and tear and damage by fire or other casualty excepted, and at Subtenant’s expense, to remove all property of Subtenant. Any property not so removed shall be deemed to have been abandoned by Subtenant and may be retained or disposed of at Subtenant’s expense by Sublandlord, as Sublandlord shall desire. Additionally, Subtenant agrees that it shall be subject to the holdover provisions of Section 21 of the Lease, and Subtenant shall indemnify and hold harmless Sublandlord from and against any and all damages due from Sublandlord under the Lease as a result of such holding over. The provisions of this Section 19 shall survive the expiration or early termination of this Sublease.

20. Counterparts. This Sublease may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. A facsimile transmission, PDF or other comparable electronic format of a signed counterpart of this Sublease shall be sufficient to bind the party or parties whose signature(s) appear on them.

21. Not an Offer. The submission of an unsigned copy of this Sublease to Subtenant for Subtenant’s consideration does not constitute an offer to sublease the Subleased Premises. This Sublease shall become binding only upon the execution and delivery of this Sublease by Sublandlord and Subtenant, subject to Section 18 above.

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IN WITNESS WHEREOF, Sublandlord and Subtenant execute this Sublease as of the date first written above.

SUBLESSOR:

NEW AMERICAN THERAPUETICS INC.

By: Name: Title:

SUBLESSEE:

EMISPHERE TECHNOLOGIES, INC.

By: Name: Title:

EXHIBIT A

SUBLANDLORD PERSONAL PROPERTY

Lenova Laptops (8)*

Desktop Printers (4)

Network Printer (1)

Scanner (1)

Talkswitch

Wiring

Flatscreen TV

Office wiring

Refrigerator

Microwave

Door security system

14’ Boat Shaped Mahogany Conference table

36” x 42” Double Door Mahogany Storage Cabinet

16 Black Leather Conference Chairs (OTG 11618B)

12’ Racetrack Mahogany Conference table

11 Black Leather Conference Chairs (OTG 11616)

30” x 66” Main desk with 3/4 pedestal and right return

Black Leather Guest Chair (OTG3915B)

30” x 72” Bow Front Reception Desk - Mahogany

2 Basyx Black Leather Wood frame chair

3 Steelcase Task Chairs

6 OTG Black Leather Guest Chairs